As filed with the Securities and Exchange Commission on August 3, 2004

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

________________

Waste Services, Inc.

(a successor of Capital Environmental Resource Inc.)
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	01-0780204 (I.R.S. Employer Identification Number)

1122 International Blvd., Suite 601
Burlington, Ontario L7L 6Z8
(Address of Principal Executive Offices)

_______________

CAPITAL ENVIRONMENTAL RESOURCE INC.
1999 STOCK OPTION PLAN
(Full title of the plan)

_______________

CT Corporation System
1633 Broadway
New York, New York 10009
(212) 246-5072
(Name, address and telephone number of agent for service)

Copies to:

Ivan R. Cairns
1122 International Blvd., Suite 601
Burlington, Ontario L7L 6Z8
(905) 319-1237

John J. Cannon, III
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022-6069
(212) 848-4000

_______________

CALCULATION OF REGISTRATION FEE

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		Proposed maximum
	Amount to be	offering price per	Proposed maximum	Amount of
Title of securities to be registered	registered (1)	share (2)	aggregate offering price (2)	registration fee
Common shares, par value $0.01 per share	18,408,475	$4.7977	$88,317,971	$11,190

     ===================================================================================================================================================

(1)	Represents up to 12,744,964 shares of common stock of Waste Services, Inc. (“Common Stock”) that may be issued upon exercise of outstanding options, or that may become available for future awards in the event of cancellation or termination without exercise of outstanding options, and up to 5,663,511 shares of Common Stock that are authorized for issuance pursuant to future awards under the Capital Environmental Resource Inc. 1999 Stock Option Plan (the “Plan”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”) there is also being registered such number of additional shares that may become available for purchase pursuant to the Plan in the event of certain changes in the outstanding common shares, including reorganizations, mergers, recapitalizations, restructurings, stock dividends, stock splits, reverse stock splits and reclassifications.

(2)	Based on the weighted-average exercise price of $4.69 per share, with respect to 12,744,964 shares of Common Stock subject to options outstanding under the Plan, and, pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act, estimated solely for purposes of calculating the registration fee on the basis of the high and low sales price of the Common Stock on the Nasdaq National Market on August 2, 2004 ($5.04), with respect to 5,663,511 shares of Common Stock authorized for issuance pursuant to future awards under the Plan.

Explanatory Statement

     This registration statement covers up to 12,744,964 shares of common stock, par value $0.01 per share, of the registrant (“Common Stock”) issuable by the registrant in connection with the exercise of options that have been granted, or that may become available for future awards in the event of cancellation or termination without exercise of outstanding options, under the Capital Environmental Resource Inc. 1999 Stock Option Plan (the “Plan”) and up to 5,663,511 shares of Common Stock that are available for issuance pursuant to future awards under the Plan. By way of a plan of arrangement under Section 182 of the Business Corporations Act (Ontario) (the “Arrangement”), Capital Environmental Resource Inc. (“Capital Environmental”) effectively converted the holders of common shares of Capital Environmental into holders of Common Stock, or exchangeable shares into Common Stock the terms of which are the economic and functional equivalent of Common Stock. Pursuant to the Arrangement, options granted under the Plan are no longer exercisable for common shares of Capital Environmental but, instead, are exercisable for an equal number of shares of Common Stock.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

     (a) Capital Environmental’s annual report on Form 10-K for the year ended December 31, 2003 (File No. 000-25955);

     (b) Capital Environmental’s other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2003;

     (c) the registrant’s current report on Form 8-K dated August 2, 2004 (File No. 000-25955); and

     (d) the description of Common Stock contained in the registrant’s registration statement on Form S-3 (Registration No. 333-116795), filed initially on June 24, 2004.

     All documents that the registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement but before the registrant files a post-effective amendment to this registration statement which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents.

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, and the #Note# to Part I of Form S-8.

     Any statement contained in a document incorporated or deemed incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145(a) of the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”), provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

     Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

     Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

     The registrant’s certificate of incorporation provides in effect that, subject to certain limited exceptions, the registrant shall indemnify its directors and officers to the extent authorized or permitted by the Delaware Corporation Law. The directors and officers of the registrant are insured under policies of insurance maintained by the registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     For a list of the exhibits that are filed as part of this registration statement, see the Exhibit Index (following the signature pages).

Item 9. Undertakings.

     (a) The registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report filed on Form 20-F pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Province of Ontario on August 3, 2004.

WASTE SERVICES, INC.
By:	/s/ David Sutherland-Yoest
	Name:	David Sutherland-Yoest
	Title:	Chairman and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of David Sutherland-Yoest, Ronald L. Rubin and Ivan R. Cairns such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all such capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all than any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the indicated capacities on August 3, 2003.

Signature	Title

/s/ David Sutherland-Yoest David Sutherland-Yoest	Chairman of the Board, Chief Executive Officer and Director

/s/ Ronald L. Rubin Ronald L. Rubin	Executive Vice President and Chief Financial Officer

/s/ Brian A. Goebel Brian A. Goebel	Vice President, Controller and Chief Accounting Officer

/s/ Gary W. DeGroote Gary W. DeGroote	Director

/s/ George E. Matelich George E. Matelich	Director

/s/ Lucien Rémillard Lucien Rémillard	Director

/s/ Michael B. Lazar Michael B. Lazar	Director

/s/ Jack E. Short Jack E. Short	Director

/s/ Wallace L. Timmeny Wallace L. Timmeny	Director

/s/ Michael J. Verrochi Michael J. Verrochi	Director

INDEX TO EXHIBITS

     The following exhibits are filed as part of this registration statement:

Exhibit No.	Description of Document

4.1	Form of Common Stock Certificates of Waste Services (incorporated by reference to Exhibit 4.1 of the registrant’s registration statement on Form S-3/A (Registration No. 333-116795), filed with the Commission on August 3, 2004).

4.2	Capital Environmental Resource Inc. 1999 Stock Option Plan (incorporated by reference to Exhibit 4 to Schedule 13D dated February 5, 2002 (File No. 005-57445), filed by certain holders of Capital Environmental’s common shares with the Commission on February 15, 2002).

*5.1	Opinion of Shearman & Sterling LLP regarding the validity of the Common Stock.

*23.1	Consent of PricewaterhouseCoopers LLP.

*23.2	Consent of BDO Dunwoody LLP.

*23.3	Consent of Allied Waste Industries, Inc.’s Auditors – PricewaterhouseCoopers, LLP

*23.4	Consent of Florida Recycling Services Inc.’s Auditors – Shepard, Schwartz & Harris LLP

*23.5	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).

*24	Power of Attorney (included on signature pages).

*	Filed herewith